Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
THE SCO GROUP, INC., et al.,	)	Case No. 07-11337 (KG)
	)	(Jointly Administered)
Debtors.	)
	)	Related Docket Nos.: 750, 751, 815 & 881

MEMORANDUM OPINION1
     SCO Group, Inc. and affiliated entities (“SCO” or “Debtors”) filed these bankruptcy cases on September 14, 2007, seeking relief under Chapter 11 of the Bankruptcy Code. 11 U.S.C. §§ 101, et. seq. The Court has before it for decision the following motions (collectively, (1), (2) and (3) are referred to as the “Movants” and the “Conversion Motions”):
     (1) Motion of the United States Trustee to Convert Cases to Cases Under Chapter 7 (D.I. 750) (“OUST” and “OUST’s Motion”);
     (2) Motion of International Business Machines Corporation (D.I. 751) (“IBM” and “IBM’s Motion”);
     (3) Novell [Inc.’s] Motion for Conversion (D.I. 753) (“Novell” and “Novell’s Motion”); and

[1]	This Opinion constitutes the findings of fact and conclusions of law pursuant to Federal Rule of Bankruptcy Procedure 7052. To the extent any of the following findings of fact are determined to be conclusions of law, they are adopted, and shall be construed and deemed, conclusions of law. To the extent any of the following conclusions of law are determined to be findings of fact, they are adopted, and shall be construed and deemed, as findings of fact.

     (4) Motion for Sale of Property Outside the Ordinary Course of Business Free and Clear of Interests and for Approval of Assumption and Assignment of Executory Contracts and Unexpired Leases in Conjunction With Sale (D.I. 815), as amended (D.I. 881) (the “Sale Motion”).
     The Court held a lengthy evidentiary hearing on July 27, 2009 (the “Hearing”), and has concluded that the cases require the appointment of a Chapter 11 trustee.
I. JURISDICTION
     The Court has jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334. This is a core proceeding under 28 U.S.C. § 157(b). Venue is proper in this district under 28 U.S.C. §§ 1408 and 1409. The statutory predicate for the relief requested herein is 11 U.S.C. § 1112(b).
II. FACTS
     These bankruptcy cases arose from and primarily seek to preserve litigation between Debtors and parties over rights to computer operating systems.2 A brief discussion of the litigation (collectively, the “Litigation”) is therefore both necessary and appropriate.
A. The Litigation
1. Debtors v. Novell
     In 1995, Debtors’ predecessor-in-interest purchased Novell’s UNIX operating system which became one of the world’s most successful operating systems. Debtors and Novell

[2]	Operating Systems, in simplistic terms, enable software programs to run on computer hardware. They also allow multiple software programs to run simultaneously.

were (and remain) in litigation over a dispute involving the ownership of the UNIX copyrights. On May 28, 2003, Novell publicly announced that it, not SCO, owned the UNIX copyrights. Within hours of the announcement, according to SCO, its stock price plummeted. In January 2004, SCO sued Novell in Utah State Court for slander of title to the UNIX copyrights. Novell thereafter removed the case to the United States District Court for the District of Utah (“the Utah Court”).3 Novell asserted counterclaims against SCO alleging breaches of an asset purchase agreement between Novell and SCO’s predecessor-in-interest, The Santa Cruz Operation, seeking, inter alia, monetary damages for unjust enrichment and requesting an accounting. Novell then amended its counterclaim to seek, inter alia, imposition of a constructive trust over revenue SCO collected from certain of its customers. After the parties filed cross motions for summary judgment, the Utah Court denied SCO’s motion for summary judgment and granted Novell’s motion for summary judgment in part. The Utah Court held that imposition of a constructive trust was warranted and the amount of Novell’s recovery would be determined following a trial. On the eve of that trial, in which Novell sought in excess of $37 million, SCO filed for bankruptcy. This Court granted Novell’s motion to lift the automatic stay to enable the trial in the Utah Court to proceed. Following trial, the Utah Court awarded Novell $3.5 million. SCO appealed to the Tenth Circuit Court of Appeals. The parties argued the appeal on an expedited schedule and are presently awaiting a decision. SCO presented a credible prediction, based upon the

[3]	The litigation is captioned The SCO Group, Inc. v. Novell, Inc., Case No. 2:04CV00139 (“the Novell Litigation”).

impending retirement of one of the judges sitting on the appeal, that the Tenth Circuit will issue a decision by the end of August 2009.
2. The IBM Litigation
     The dispute between IBM and Debtors is considerably more complicated and does not require detailed discussion for purposes of the Court’s opinion. In its suit which is also pending before the Utah Court, SCO claims that IBM breached its UNIX source code licenses by disclosing restricted information in connection with IBM’s efforts to promote the IBM Linux operating system. The complaint includes claims for breach of contract, unfair competition, tortious interference and copyright infringement. IBM has counterclaimed for breach of contract, violation of the Lanham Act, unfair competition, intentional interference with prospective economic relations, unfair and deceptive trade practices, promissory estoppel and patent infringement. IBM subsequently voluntarily dismissed its claims for patent infringement. Both parties have filed multiple motions for summary judgement which have not been decided.
3. Other Litigation
     There are three other actions pending involving SCO either as a defendant or plaintiff.
     a. Red Hat, Inc., filed suit against SCO for a declaratory judgment that it has not infringed on copyrights nor misappropriated trade secrets, claiming that the Linux Operating System that it utilizes does not infringe on SCO’s UNIX intellectual property rights. Red Hat also claims that SCO engaged in false advertising, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, trade libel and disparagement. The action is pending in the United States District Court for the District of Delaware4 and is presently stayed pending the outcome of the IBM Litigation.
     b. SCO filed suit against AutoZone, Inc., an action pending in the United States District Court for the District of Nevada.5 SCO alleges that AutoZone ran versions of the Linux Operating System that violate SCO’s copyrights. This action is also stayed pending the outcome of the IBM Litigation, Novell Litigation and Red Hat Litigation.
     There is also a lawsuit pending in India filed in April 2003, claiming that SCO is obligated to repurchase certain software products and to reimburse the distributor for certain other operating costs. That action remains pending.
4. The International Court of Arbitration Proceeding
     In April 2006, Novell and SuSE Linux, GmbH filed a request for arbitration in the International Court of Arbitration in France claiming that SCO granted SuSE the right to use SCO’s intellectual property through SCO’s participation in the United Linux Initiative in 2002 and that by virtue of Novell’s subsequent acquisition of SuSE, Novell acquired SuSE’s rights as a member of United Linux. The arbitration is stayed by virtue of the bankruptcy and this Court ruled that the automatic stay is applicable to the Arbitration.

[4]	The case is captioned Red Hat, Inc. v. The SCO Group, Inc., Civil No. 03-772 (the “Red Hat Litigation”).

[5]	The case is captioned The SCO Group, Inc. v. AutoZone, Inc., CV-S-04-0237-RCJ-LRL (the “AutoZone Litigation”).

B. SCO’s Financial Situation
     It is an understatement to stay that since the filing of their bankruptcy the Debtors financial situation has greatly declined. Their own Operations Monthly Operating Report for March 31, 2009 (D.I. 743), the latest Monthly Operating Report which Debtors have filed, shows that Debtors have lost $8,652,612 since filing, without taking into account reorganization costs. These losses compare to total assets of $8.3 million of which there is $728,537 of unrestricted cash and net accounts receivable of $1.4 million. The liabilities, in contrast, total $6.9 million (prepetition) and $4.84 million (postpetition). This reflects a 50% reduction of Debtors’ assets since filing their cases. The Sale Motion is, in effect, Debtors’ concession that they are no longer able to maintain their business operations. As discussed further below, Debtors are seeking the Court’s approval of the sale of all of their assets except for their litigation claims and one business, Mobility, which is generating less than $100,000 in revenues per annum.
C. Bankruptcy Proceedings
     The Debtors’ bankruptcy cases have been fraught with difficulties and have not progressed after nearly 22 months. There was an unsuccessful effort to sell substantially all of their assets to York Management. Debtors filed an emergency sale motion and yet never submitted an executed asset purchase agreement. A second attempted sale to Steven Norris Capital Partners, LLC, pursuant to a proposed plan likewise failed.
     Debtors filed a Debtors’ Joint Plan of Reorganization (D.I. 368) and Disclosure Statement (D.I. 369) in January 2009 which Debtors thereafter withdrew. Debtors later filed an Amended Joint Plan of Reorganization (D.I. 654) and Second Disclosure Statement (D.I. 655) which Debtors likewise withdrew.
     Despite their difficulties, Debtors sought and obtained three extensions of exclusivity (D.I. 329, 502, 562). Debtors sought a fourth extension of exclusivity which the Court denied, in large part because after two continuances of a hearing on the fourth exclusivity motion, exclusivity had already terminated. Accordingly, Debtors are proceeding without the exclusive right to file a plan of reorganization. It is clear that Debtors do not intend to file a plan. Instead, they have declared their intention to sell substantially all of their assets and thereafter seek to dismiss the bankruptcy cases.
D. The Sale Motion
     In May 2009, the OUST, Novell and IBM filed the Conversion Motions. The Court scheduled the Conversion Motions to be heard on June 15, 2009, at 2:00 p.m. The Debtors appeared claiming they had just entered into a sale agreement (the “Sale Agreement”) and told the Court that were the Court to approve the sale, Debtors would close the sale, dismiss the case, pay creditors in full and proceed with the Novell Litigation and the IBM Litigation. IBM and Novell objected, expressing the view that given Debtors’ history during these cases, the Sale Agreement was a ploy to avoid proceeding on the Conversion Motions. The Court overruled the objection and agreed to consider the latest sale proposal in connection with the Conversion Motions. In fact, the Sale Agreement lacked necessary schedules and exhibits. Debtors did not file the Sale Motion until late on June 22. The Sale Motion proposes a sale to Unixis, Inc. (“Unixis”), of all of Debtors’ assets except for its “Mobility” business, the

Litigation and such assets as are necessary for Debtors to prosecute the Litigation, assets which Debtors would transfer to Unixis when appropriate to do so. The sale price is $5.25 million consisting of a $250,000 cash deposit, a $2.15 million letter of credit to be drawn upon closing and a $2.85 million letter of credit as a payment toward any final judgment which Novell obtains.
III. DISCUSSION
     These bankruptcy cases have been pending for 23 months. Were the Court to approve the Sale Motion, Debtors sole business would be the Litigation, putting aside the Mobility business which is of de minimis value. There would be no plan of reorganization and instead, all that the Debtors would have to show for their millions of dollars of post-petition losses is the Litigation. No one can fairly argue that the Court has not been patient with the Debtors. The Court is now unwilling to continue to wait while Debtors’ losses mount and the Debtors intend to dismiss the Chapter 11 cases. During the Hearing on the Conversion Motions and the Sale Motion, Debtors’ constant refrain of waiting for the Litigation to succeed reminded the Court of Samuel Beckett’s play, Waiting for Godot. In that play, one of the characters says:
But that is not the question. Why are we here, that is the question. And we are blessed in this, that we happen to know the answer. Yes, in this immense confusion one thing is clear. We are waiting for Godot to come.

Debtors are waiting for “the dough” from the Litigation but the Court must take action to protect the estate and the creditors. The outcome and time to reach finality of the Litigation are both too uncertain, while the continuing losses are not.
A. The Sale Motion
     A sale out of the ordinary course of business is governed by Bankruptcy Code 363(b)(1). Such a sale requires proof that:
(1) there is a sound business purpose for the sale; (2) the proposed sale price is fair; (3) the debtor has provided adequate and reasonable notice; and (4) the buyer has acted in good faith.
In re Delaware & Hudson Railway Co., 124 BR. 169, 176 (D. Del. 1991). Here, the Debtors offered no evidence of the fairness of the price and, indeed, the price is highly suspect as the sale was clearly a rushed, last ditch effort to avoid the Conversion Motions. There is no evidence that the sale price is fair because it is just enough for Debtors to dismiss their cases. The terms are equally, if not more, troublesome. Debtors are retaining the Mobility business that is virtually worthless, the letter of credit to pay a Novell judgment terminates on December 31, 2009, with no guarantee that the Novell Litigation will be concluded. Further, the Court is unable to find based on this record, the Debtors’ history of unsuccessful sale efforts and this sale’s peculiar and questionable timing that Unixis has acted in good faith.
     The Court is also very disturbed that the Sale Agreement contains a provision (which Movants refer to as a “poison pill”) requiring the transfer of assets to Unixis upon conversion or appointment of a trustee. Here, again, the Sale Motion calls into question whether the sale has a sound business purpose and raises doubts of the parties’ good faith. There is simply no record upon which the Court can find that the Sale is in the best interests of the creditors and the estate. The Sale Motion is denied as falling short of the required standards.6
B. The Conversion Motions
     The Conversion Motions are premised on Bankruptcy Code Section 1112(b), which provides, in relevant part, that:
(1) [On request of a party in interest, and after notice and a hearing, absent unusual circumstances specifically identified by the court that established that the requested conversion or dismissal is not in the best interests of creditors and the estate, the court shall convert a case under this chapter to a case under chapter 7 or dismiss a case under this chapter, whichever is in the best interests of creditors and the estate, if the Movants establishes cause.
*       *       *
(4) For purposes of this subsection, the term “cause” includes —
(A) substantial or continuing loss to or diminution of the estate and the absence of a reasonable likelihood of rehabilitation;
*       *       *
(B) Gross mismanagement of the estate; [or]
*       *       *
(J) Failure to file a disclosure statement, or to file or confirm a plan, within the time fixed by this title or by an order of this court[.]
Section 1112(b) is clear that the Court must dismiss or convert Debtors’ case if Movants’ establish “cause” which is defined in Section 1112(b)(4). See, e.g., In re Products Int’l Co.,

[6]	After the Hearing, Debtors wrote to the Court to report that Debtors were now prepared to subject the Sale to an auction, under the auspices of an examiner. The Court’s ruling means a trustee will review the Sale Motion and take independent action as a fiduciary.

395 BR. 101, 107-09 (Bankr. D. Ariz. 2008). 7 The only “but” to the mandatory conversion or dismissal is if a debtor can prove the existence of “unusual circumstances specifically identified by the court” showing that dismissal or conversion is not in the best interests of the creditors and the estate. (The emphasized words, “creditors and estate,” are significant to later discussion in this opinion.)
     The Movants have proven been cavil that “cause” exists. Debtors are, and do not deny, suffering substantial and continuing losses to and diminution of the estate. The losses are staggering. In addition, Debtors have no reasonable likelihood of rehabilitation. It is beyond peradventure that Debtors have abandoned rehabilitation by seeking to sell its operating business (except for Mobility which produces minimal revenues) and committing thereafter to dismiss its cases. So much for rehabilitation. In addition, Debtors have not filed a disclosure statement or confirmed a plan within the time allowed in Section 1121, and do not intend to do so.
     The Debtors point out that the Court must also consider the unusual circumstances that establish that dismissal or conversion are not in the best interests of the estate. These circumstances include the impact upon shareholders, employees and customers. The Debtors argue that customers may be especially harmed because conversion would result in SCO’s inability to maintain, service and upgrade its products. Customers depending on SCO

[7]	Congressional intent that “shall” really does mean “must” in the convert or dismiss provision is readily apparent. In 2005, Congress removed the word “may” from Section 1112(b) and substituted “shall” if a moving party establishes “cause.” Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, Pub. L. No. 109-8. 119 Stat. 23 (2005). Congress clearly intended to make conversion or dismissal mandatory upon proof of “cause.”

include McDonald’s restaurants, many smaller companies and the U.S. Navy’s ability to launch F-18 fighter jets.
     The Court is concerned about the impact of conversion on other constituencies, particularly because the Court did not consider the merits of the Litigation based upon the objection of IBM. The Court finds that the Litigation is an “unusual circumstance” which militates against conversion. Whether pursuit of the Litigation is in the best interests of creditors and the estate is something a Chapter 11 trustee must investigate.
     There is no question that the Movants have established the requisite “cause” for dismissal or conversion. The Court, however, has found that an “unusual circumstance” exists and that conversion is therefore not in the best interest of the creditors and the estate. Debtors, as an alternative to conversion, request that the Court appoint an examiner.
     Debtors’ suggestions of the appointment of an examiner or dismissing the cases rather than converting them do not appeal to the Court. An examiner would leave Debtors’ management in charge of these cases and only add to the cost of Debtors’ bankruptcy. Dismissing the cases will negate an opportunity for an unprejudiced party to evaluate the sale to Unixis and the merits of the Litigation. The Court is persuaded that neither dismissal nor conversion are in the best interests of creditors and the estate. Instead, the Court will order the OUST to appoint a Chapter 11 trustee.
     The Movants insist that only a neutral party should control the process and make the necessary decisions. The Court fully agrees. Where the Court differs from the Movants is that the Movants seek appointment of a Chapter 7 trustee. The Court is convinced that a

Chapter 11 trustee better serves the interests of creditors and the estate. At the request of IBM, the Court ruled that it would not consider evidence concerning the merits of the Litigation. IBM was correct that the Court could not decide the merits of the Litigation without conducting a mini-trial and even then, the Court’s conclusions would not be more than guesswork of the outcome. Accordingly, the Court is unable to opine on whether the Debtors should continue to pursue the Litigation, but cannot ignore the significance and potential benefit to SCO of the Litigation. The “potential” of the Litigation must, however, be weighed against the reality of the cost. A trustee will be in a better position to make that assessment without the personal and emotional investment of SCO’s management. Similarly, a Chapter 11 trustee can evaluate an asset sale independent of Debtors’ management’s pursuit of the Litigation.
     The Court’s decision to appoint a Chapter 11 trustee sua sponte is based upon Bankruptcy Code Section 1104(a)(3) and In re Marvel Entertainment Group, Inc., 140 F.3d 463 (3rd Cir. 1998). There, the Third Circuit Court of Appeals discussed the strong preference for leaving a Chapter 11 case in the hands of the debtor because of its familiarity with its business. The Court of Appeals nonetheless found that the acrimony between debtor’s management and its creditors justified the Chapter 11 trustee’s appointment. Here, the strife between Debtors and IBM and Novell in hard fought litigation makes a considered decision by Debtors on the handling and disposition of the cases unlikely. The Court therefore orders the appointment of a Chapter 11 trustee in the best interests of the creditors and the estate.

     The Court fully respects the OUST’s authority and ability to select an appropriate trustee. The Court’s “two cents,” however, is to suggest that the OUST consider appointing a retired judge or litigator since the analysis of the Litigation will serve as the trustee’s principal responsibility.
IV. CONCLUSION
     The Court’s decision is not intended as a criticism of Debtors’ efforts or conduct. SCO found their UNIX operating system under attack and sought redress through litigation. Their principal adversaries, IBM and Novell, are wealthy and have used their deep pockets in the Litigation and in these bankruptcy cases to Debtors’ disadvantage. As creditors, IBM and Novell are entitled to act in their self-interest and that is what they are doing. The reality is that eliminating Debtors’ litigation against them is far more valuable to IBM and Novell than any recovery from Debtors in the bankruptcy cases. The interests of Debtors’ other creditors may differ.
     The fact remains that Debtors have lost money and have abandoned rehabilitation. They have “bet the Company” on the Litigation. The Court’s decision to appoint a Chapter 11 trustee will enable an independent fiduciary to assess the Litigation with the confidence of the Court and without the doubts raised by Debtors’ adversaries in the Litigation.
     An Order consistent with this Opinion will issue.

Dated: August 5, 2009	/s/ Kevin Gross
KEVIN GROSS, U.S.B.J.

14